UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2012

WEBSAFETY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-140378	20-5150818
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1 Hampshire Court

Newport Beach, CA 92660

(Address of principal executive office)

(949) 642-7816

(Registrant's telephone number, including area code)

_________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 15, 2012, shareholders owning of record a majority of the total shares of outstanding stock on a fully diluted basis, approximately 53.49%, filed a written consent with the Company’s Board of Directors.  The written consent elected and appointed Jaimie Day and Melinda Day to the Board of Directors and Rowland W. Day II, an existing director, was appointed chairman of the Board.

Jaimie D. Day, 54 years of age, Director.

Mrs. Day has been an interior designer for over 30 years and is a homemaker.  She is the wife of Rowland W. Day II, the Company’s CEO and Director.

Melinda Day, 52 years of age, Director.

From 2011 to the present, Ms. Day has been the Finance Data Entry Manager for the Boy Scouts of America, Orange County Council.  Prior to 2011, for approximately 25 years, Ms. Day had been a volunteer worker for the Boy Scouts of America at the Orange County Council.  Ms. Day is the sister of Rowland W. Day II, the Company’s CEO and Director.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or now written) to which Mrs. Day or Ms. Day is a party in connection with their appointment as directors of our Company.

No transactions occurred in the last two years to which the Company was a party in which Mrs. Day or Ms. Day had or is to have a direct or indirect material interest.

Item 9.01  Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSAFETY, INC.

Date: March 19, 2011	By: /s/ Rowland W. Day II
Rowland W. Day II,
Chief Executive Officer

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